UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2016

Pieris Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37471	30-0784346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA

United States

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8998

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 25, 2016, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Julian Adams, Ph.D., President of Research & Development of Infinity Pharmaceuticals, Inc. (“Infinity”), to the Company’s Board to serve as a Class I Director of the Company with a term expiring at the 2018 annual meeting of stockholders.

Dr. Adams has served as the President of Research & Development of Infinity since October 2007 and also served as its Chief Scientific Officer from September 2006 until May 2010. Prior to joining Infinity in 2003, Dr. Adams served as Senior Vice President, Drug Discovery and Development at Millennium Pharmaceuticals, Inc. from 1999 to 2001, where he led the development of bortezomib, also known as Velcade®. Dr. Adams served as Senior Vice President, Research and Development at LeukoSite Inc., a private biopharmaceutical company, from July 1999 until its acquisition by Millennium Pharmaceuticals, Inc. in December 1999. Dr. Adams also served as a director and Executive Vice President of Research and Development at ProScript, Inc., a private biopharmaceutical company, from 1994 until its acquisition by LeukoSite Inc. in 1999. Prior to joining ProScript, Inc., Dr. Adams held a variety of positions with Boehringer Ingelheim, a private pharmaceutical company, and Merck & Co., Inc., a publicly traded pharmaceutical company. Dr. Adams served as a director of Aileron Therapeutics, Inc., a privately held biopharmaceutical company, from 2011 and to 2013, a director of Warp Drive Bio, LLC, a privately held life sciences company, since 2013, and a director of the Princess Margaret Cancer Foundation since November 2014. Dr. Adams received a B.S. from McGill University and a Ph.D. from the Massachusetts Institute of Technology in the field of synthetic organic chemistry.

In connection with Dr. Adams’s election to the Board, and pursuant to the Non-Employee Director Compensation Policy (the “Director Compensation Policy”), Dr. Adams has been granted a non-statutory stock option to purchase up to 30,000 shares of Common Stock of the Company. The stock option will have an exercise price per share of $1.73, the closing price of the Common Stock on the NASDAQ Capital Market on the date of grant. The stock option will vest in four equal quarterly installments beginning from the date of grant and ending in twelve months, subject to Dr. Adams’s continued service as a director.

In addition, Dr. Adams is entitled to receive an annual cash retainer of $25,000 for his service as a non-executive director of the Company.

Also in connection with Dr. Adams’s election to the Board, Dr. Adams and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed by the Company on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Adams for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Adams and any other person pursuant to which Dr. Adams was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Adams has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Adams has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Date: July 26, 2016	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks

Senior Vice-President and Chief Financial Officer